Exhibit 23(m)(11)

The Princeton Retirement Group, Inc. and GPC Securities, Inc.

FUND SERVICES AGREEMENT

This Fund Services Agreement (this “Agreement”) is made and entered into as of November 22, 2006, by and between The Princeton Retirement Group, Inc. (“PRG”), GPC Securities, Inc. (“GPC”), and J&W Seligman & Co. Incorporated (“JWS”), Seligman Advisors, Inc (“Fund Provider”) and Seligman Data Corp. (the “Fund Shareholder Agent”).

1. Purpose of the Agreement.

PRG provides recordkeeping and investment-related services through its subsidiary GPC. GPC provides investment related services to certain employee benefit plans (“Plans”) pursuant to the arrangements described in Section 2. The Plans wish to invest in certain open-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), identified in Attachment A hereto, for which the Fund Provider is the distribution coordinator (“Funds”). For the convenience of the Plans, GPC maintains accounts on behalf of the Plans with the transfer agent for each of the Fund(s) which represents the aggregate number of Fund shares held by the Plan at any given time. PRG or other recordkeepers (“TPAs”) track the beneficial ownership of such shares, distribute dividends and shareholder information and perform other services pursuant to agreements with or for the benefit of the Plans’ as described in Section 3. The Funds and Fund Provider receive a direct benefit from the services performed by PRG and the TPAs. The provisions of this Agreement are intended (i) to facilitate the investment of Plan assets in shares of the Fund(s) and (ii) to define the responsibilities of PRG, GPC, Fund Provider and Fund Shareholder Agent relating to the services described in Section 3.

2. Designation of Servicing Arrangements

(a) PRG provides recordkeeping services for participant (“Participant”) interests in defined contribution Plans and performs such services directly through a proprietary recordkeeping system that is linked to a GPC securities account (“PRG Recordkeeping Arrangements”).

(b) PRG has entered into arrangements with selected financial intermediaries to; (i) offer PRG defined contribution recordkeeping products that are linked to a GPC securities account and sold by the financial intermediaries advisers (“PRG Alliance Arrangements”) and (ii) provide investment services to defined contribution plans as to which a selected TPA provides recordkeeping services and maintains a direct trading link with GPC (“TPA Alliance Arrangements”).

(c) GPC provides investment services to certain Plans and Plan Participants, other than the Plans described in the preceding Sections 2(a) and 2(b), (“Investment Only Arrangement”).

3. Services to Plans.

(a) The servicing arrangements described in Section 2(a) (PRG Recordkeeping Arrangements) and Section 2(b) (PRG Alliance Arrangements and TPA Alliance Arrangements) provide that the following services will be performed for and on behalf of the Plans:

(i) PRG will maintain separate records for each Plan which offers the Fund(s) as investment options to Participants under the Plan, and Plan records sufficient to identify shares purchased and redeemed and share balances for each Participant, will be maintained by the recordkeeper.

(ii) GPC will maintain Plan Level Accounts with the transfer agent of each Fund and execute transactions on behalf of the Plans through such Plan Level Account.

(iii) PRG will disburse or credit to the Plans all proceeds of redemptions of shares of the Fund(s) and all dividends and other distributions not reinvested in shares of the Fund(s), as applicable.

(iv) PRG will prepare and transmit to the relevant employer or plan sponsor periodic statements showing the total number of shares owned by the Plan as of the statement closing date, purchases and redemptions of Fund shares by the Plan during the period covered by the statement and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Fund shares).

(v) GPC will transmit to the Fund Shareholder Agent or other person as may be designated by the Fund Provider, purchase and redemption orders on behalf of the Plans in accordance with the procedures set forth in Section 4 (b)(i) below.

(b) The servicing arrangements described in Section 2(c) (Investment Only Arrangements), provide that the following services will be performed for and on behalf of the Plans:

(i) PRG will maintain separate records for each Plan that offers the Fund(s), including records of shares purchased and redeemed and share balances for each Plan and each Participant who maintains a separate GPC securities account.

(ii) GPC will maintain an account for each Plan (“Plan Level Accounts”) with the transfer agent of each Fund and execute transactions on behalf of the Plans through such accounts.

(iii) PRG will disburse or credit to the Plan accounts as appropriate all proceeds of redemptions of shares of the Fund(s) and all dividends and other distributions not reinvested in shares of the Fund(s), as applicable.

(iv) PRG will prepare and transmit to the employer, plan sponsor or account holder periodic statements showing the total number of shares owned as of the statement closing date, purchases and redemptions of Fund shares during the period covered by the statement and the dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Fund shares).

(v) GPC will transmit to the Fund Shareholder Agent or other person as may be designated by the Fund Provider, purchase and redemption orders on behalf of the Plans in accordance with the procedures set forth in Section 4 (b)(ii) below (specifically excluding for purposes of this Section 3(b), the provisions of Section 4(b)(i) herein).

4. Procedures for Purchases and Redemptions of Fund Shares.

(a) On each day the New York Stock Exchange is open for business (“Business Day”), GPC, or its designated agent, PRG, may receive instructions from Participants for the purchase, redemption and exchange of shares of the Funds. Instructions received after the close of the New York Stock Exchange (“Close of Trading”) on any Business Day will be treated as if received on the next following Business Day.

(b) All Plan transactions in Fund shares shall be executed through the Plan Level Accounts and in accordance with the following provisions applicable to the arrangements described in Section 2.

(i) In respect of transactions executed pursuant to an arrangement described in Section 2(a) (PRG Recordkeeping Arrangements) and Sections 2(b) (i) and (ii) (PRG Alliance Arrangements and TPA Alliance Arrangements), by 9:00 a.m. Eastern Time (“ET”) on the next Business Day following receipt of such instructions (the “Cutoff Time”), GPC will provide to the Fund Shareholder Agent or other person as may be designated by the Fund Provider via the NSCC Defined Contribution Platform (which utilizes the “as of” record layout within Fund/SERV) one or more files detailing the instructions received with respect to each Plan prior to the Close of Trading on the prior Business Day for each of the Funds. If for any reason GPC is unable to transmit the file(s) with respect to any Business Day, GPC will notify the Fund Shareholder Agent or any other person designated by the Fund Provider by the Cutoff Time on the next following Business Day.

(ii) In respect of transactions executed pursuant to an arrangement described in Section 2(c) (Investment Only Arrangements), GPC will provide to the Fund Shareholder Agent via the NSCC Fund/SERV Platform one or more files detailing the instructions received by GPC with respect to each Plan prior to the Close of Trading on the Business Day for each of the Funds; provided however, such instructions shall be received by the Fund Shareholder Agent or other person designated by the Fund Provider no later than the Cut-off time on the next following Business Day.

(c) Upon receipt of the NSCC file(s) from GPC, the Fund Provider will execute (or will cause to be executed) the purchase and redemption transactions on a daily basis at the net asset value computed at the Close of Trading on the prior Business Day ("Effective Trade Date"). The Fund Provider agrees that such purchase and redemption transactions will settle on the Business Day following the Effective Trade Date.

(d) By 6:30 p.m. ET on each Business Day, the Fund Provider will provide or cause to be provided to GPC by means of the NSCC Profile, (i) the Fund’s net asset value at the Close of Trading, (ii) in the case of income Funds, the daily accrual or interest rate factor (mil rate) and (iii) when applicable, the record date, ex-dividend date and payable date information for dividends and capital gains. In lieu of transmitting this information through the NSCC Profile medium, the Fund Provider may provide or cause to be provided such information through an alternative channel acceptable to GPC.

(e) For purchase and redemption instructions with respect to any Fund, GPC and the Fund Shareholder Agent or other person designated by the Fund Provider will settle the purchase and redemption transactions referred to in Section 4(b) above, via the NSCC Fund/SERV settlement process on the next Business Day following the Effective Trade Date. The Fund Shareholder Agent or other person designated by the Fund Provider will provide to GPC a daily transmission of positions and trading activity taking place in the Plan Level Accounts through NSCC FundSERV.

5. Transactions in the Funds.

(a) The Fund Provider will make available for purchase by the Plans a class of shares available at net asset value, which is not subject to a contingent, deferred sales charge or redemption fee. In addition, no exchange fees will be applicable to shares of the Funds purchased by the Plans. The Fund Provider will also waive any federal fund wire payment fees applicable to transactions by or on behalf of the Plans with the Funds. The form of payment of dividends and capital gains distributions will be determined in accordance with GPC’s operational procedures in effect at the time of the payment of such dividend or distribution. The Fund Provider will comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement and will maintain and preserve all records as required by any such laws, rules and regulations. All Plan transactions in the Funds shall be executed through the Plan Level Accounts.

(b) GPC, PRG and the Fund Provider understand and agree that this is a limited Fund Services Agreement intended to facilitate the investment of assets of the Plans in the Funds, as outlined in Section 1 above. Neither GPC nor PRG will promote the sale of the Funds to clients other than Employers who have selected the Funds as investments under their Plans. The Fund Provider shall conduct its business with GPC and PRG in a manner that is consistent with the limitations stated above and shall not promote the sale of its products (including the Funds) in either GPC’s or PRG’s offices or to their employees. In addition, the Fund Provider shall not represent that GPC or PRG are dealers, promoters or servicers of the Funds in any manner that is inconsistent with the terms of this Agreement.

(c) Each Fund reserves the right in its discretion and the Fund Provider reserves the right, in its discretion and without notice to GPC, subject to applicable law, to suspend sales or redemptions or to withdraw the offering of shares of the Fund.

(d) GPC agrees to provide to the Fund Shareholder Agent or other person designated by the Fund Provider, promptly upon, the taxpayer identification number of all holders of shares (“Shareholders”) that purchased, redeemed, transferred, or exchanged shares held through an account with GPC or PRG, and the amount and dates of such Shareholder purchases, redemptions, transfers, and exchanges.

(e) GPC and PRG agree to execute promptly any instructions from the Fund Shareholder Agent or other person designated by the Fund Provider to restrict or prohibit further purchases or exchanges of shares by a Shareholder who has been identified by the Fund Shareholder Agent or other person designated by Fund Provider as having engaged in transactions of shares (directly or indirectly through a GPC or PRG account) that violate the policies established by the Fund Provider for the purpose of eliminating or reducing any dilution of the value of the shares.

6. Redemption Fees and Participant Transaction Restrictions

(a) PRG Recordkept Plans PRG has a limited capability to assess, collect and remit redemption fees with respect to certain transactions initiated by participants in plans described in Section 2(a) (PRG Recordkeeping Arrangements) and Section 2(b) (i) (PRG Alliance Arrangements) of this Agreement. The extent of that capability is set forth in Attachment D. Fund Provider may elect to utilize the methodology described in Attachment D with respect to some or all of the Funds subject to this Agreement, in lieu of the redemption fee requirements set forth in the applicable prospectus. Such election shall be made by formal notification to PRG pursuant to procedures adopted for that purpose.

(b) All Other Retirement Type Plans PRG does not have direct access to confidential participant transaction data for plan arrangements described in Section 2 (b) (ii) and Section 2 (c) of this Agreement. Accordingly, PRG is unable to assess redemption fees with respect to participant transactions in those plan arrangements. However, in the case of plan arrangements described in Section 2(b) (ii) (but not plan arrangements described in Section 2(c)), GPC will, at the direction of the Fund Shareholder Agent or other person designated by the Fund Provider and with the consent of the TPA, collect redemption fees as assessed by the TPA and remit such fees to the Fund Provider. Any direction regarding this matter shall be made by formal notification to GPC pursuant to procedures that it adopts for that purpose.

(c) Participant Transaction Restrictions GPC has a limited capability to restrict the frequency of participant transactions in plans described in Section 2(a) (GPC Recordkeeping Arrangements) of this Agreement by imposing time based limitations on purchase and redemption activity as described in Attachment E. GPC will cooperate with Fund Provider initiatives to limit or curtail excessive transaction activity by individual plan participants. Instructions regarding these matters shall be made by formal notification to GPC pursuant to procedures adopted for that purpose.

7. Disclosures to Plans and Plan Participants

To the extent required by law, including, without limitation, the Securities Exchange Act of 1934 (“Exchange Act”), the rules of the NASD, and related rules, each party agrees to provide applicable disclosures regarding the services provided pursuant to this Agreement. Without limiting the foregoing, GPC agrees to provide such point of sale disclosure documents regarding this Agreement and the Fees as are consistent with then-current legal requirements.

8. Fund Information.

(a) The Fund Provider will provide (or cause to be provided) to GPC the information set forth in Attachment B hereto in a format acceptable to GPC. The Fund Provider hereby agrees that GPC and PRG may use such information in communications prepared for the Plans, including, but not limited to, Participant enrollment and other communications materials and voice response systems, as well as proposals prepared and submitted by GPC and PRG to sponsors of employee benefit plans or their representatives who have expressed interest in GPC’s and PRG’s employee benefit plan recordkeeping or other services. The Fund Provider will provide timely notification to GPC of any change to the information described in part I of Attachment B, including without limitation any change to the CUSIP number or symbol designation of a Fund. Such notification shall be given to GPC as soon as practicable prior to the effective date of the change; provided however that if such notification is given at least ten (10) Business Days prior to the effective date of the change, the effect of the change with respect to transactions by the Plans in any affected Fund shall be delayed for a reasonable time following notification hereunder but not more than ten (10) Business Days.

(b) Upon request, the Fund Provider will provide, or cause to be provided to, GPC with prospectuses, proxy materials, financial statements, reports and other materials relating to each Fund in sufficient quantity for each Participant invested in the Fund.

(c) Except as otherwise required under subsections (a) and (b) above or with the consent of GPC or PRG, the Fund Provider will not knowingly distribute any Sales Material (as defined below) to any employee of GPC or PRG. For purposes of this subsection (c), “Sales Material” shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

(d) With the exception of (i) listings of product offerings; (ii) materials in the public domain (e.g., magazine articles and trade publications); and (iii) materials used on an internal basis only, GPC and PRG agree not to furnish or cause to be furnished to any third parties or to display publicly or publish any information or materials, except such materials and information relating to the Fund as may be distributed to GPC and PRG by Fund Provider or approved for distribution by Fund Provider upon GPC’s request.

9. Compensation.

(a) With respect to Fund shares purchased for each Plan pursuant to this Agreement, the Fund Provider will pay GPC (on behalf of itself and PRG, as applicable) fees as set forth in Attachment C hereto, as may be amended from time to time pursuant to Section 17, except that the Fund Shareholder Agent and not the Fund Provider shall pay the fees stated in Section 1 (Processing Fee) of Part II of Attachment C and provided that certain of the Funds have adopted or may, in the future, adopt a plan (the “12b-1 Plan”) pursuant to Rule 12b-1 under the 1940 Act. Merrill Lynch acknowledges that Fund Provider intends that the fees set forth in Section 3 (Distribution Fee) of Part II of Attachment C will be paid pursuant to the Rule 12b-1 Plan (the “12b-1 Fees”).

In addition, the payment of these Distribution Fees from the 12b-1 Plan shall (a) remain in effect, with respect to a Fund, only so long as such continuance is specially approved at least annually by a vote of the board of directors or trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund (referred to herein as “Independent Directors”) and have no direct or indirect financial interest in the operation of the 12b-1 Plan adopted by such Fund or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval; (b) be terminable, without penalty, at any time by such Fund by a vote of a majority of the Independent Directors or by vote of a majority of the voting securities (as such term is defined in the 1940 Act) of such Fund upon 60 days written notice to GPC or (c) automatically terminate in the event of assignment of this Agreement. In the event that a Fund terminates a 12 b-1 Plan and ceases to pay the Distribution Fees, JWS shall pay GPC out of its own resources such fees (calculated as provided in Attachment C) with respect to each Fund, provided that GPC would have been entitled to such fees under the Agreement in the absence of such termination.

For the purpose of computing Fund Provider payments under this Section 9 with respect to any Plan, the average daily amount invested by the Plan in a Fund for any calendar quarter will be computed by totaling the Plan’s aggregate investment (share net asset value multiplied by total number of shares of the Fund held by the Plan) on each Business Day during the quarter and dividing by the total number of Business Days during such quarter. GPC will calculate the amount of any fee to be paid with respect to each Plan hereunder at the end of each calendar quarter and payment will be due within 30 days of receipt by the Fund Provider or Fund Shareholder Agent, as the case may be, of GPC’s invoice for such fees. Payment to GPC under this Section 9, shall relieve Fund Provider of responsibility with respect to payment to PRG or any third party with respect to the payment for the services described herein.

(b) Notwithstanding anything herein to the contrary, the Fund Provider shall not be obligated to make any payments under this Agreement that exceed the maximum amounts permitted under any applicable rule or regulation, including any rule promulgated by the NASD (the “Applicable Limitations”). GPC and PRG agree that any amount due under this Agreement that the Fund Provider determines to be in excess of the Applicable Limitations may be paid by another entity designated by Fund Provider (an “Alternative Payer”). Any decision to designate an Alternative Payer shall be within the sole discretion of Fund Provider, subject to the consent of GPC, which consent will not be unreasonably withheld. Fund Provider agrees that; (i) GPC may submit a single bill for monies owed to itself under this Agreement as well as for monies owed to PRG, (ii) Fund Provider shall be solely responsible to ensure that any Applicable Limitations are not exceeded, and (iii) Fund Provider shall be responsible to ensure that any Alternative Payer discharges its obligations consistent with the provisions of this Agreement.

(c) The parties hereto agree that the payments to GPC and PRG under this Section 9 do not constitute payment in any manner for investment advisory services.

(d) Each party hereto agrees that it will not offer or knowingly accept compensation for promoting or selling any Fund shares offered by Fund Provider in the form of commission on brokerage transactions directed by any fund company associated with Fund Provider;

(e) Each party hereto agrees that it will not offer or knowingly accept compensation for promoting or selling any Fund shares offered by Fund Provider in the form of remuneration received by any other broker-dealer from any fund offered by Fund Provider that has executed portfolio securities transactions for that fund or the Fund Provider; and

(f) Each party hereto agrees that it has not entered into any agreement with or on behalf of any Fund pursuant to which that fund or any affiliate is expected to direct brokerage commissions to any party to compensate that party for promoting or selling Fund shares.

10. Representations and Indemnification.

(a) The Fund Provider hereby represents and warrants the following:

(i) Each Fund has filed a registration statement with the Securities and Exchange Commission (the “SEC”) relating to its shares under the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, including a prospectus and a statement of additional information (such registration statement, including prospectus and statement of additional information, is referred to herein as a “Registration Statement”). The Registration Statement conforms in all respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder.

(ii) To the extent required by law, each Fund is registered and its shares (excluding Class I shares) are qualified for sale in all states and other jurisdictions in the United States unless the Fund Provider notifies GPC in writing to the contrary.

(iii) The then current prospectus for each of the Funds contains such disclosure with respect to fees paid and charges imposed in connection with the sale of the Fund shares as is necessary to comply with the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”), including, without limitation, disclosure of all compensation of the type required to be disclosed under Rule 2830 of the Conduct Rules of the NASD. Such fees and charges will be in compliance with the rules and regulations of the NASD, including, without limitation, Rule 2830 of the Conduct Rules of the NASD.

(iv) Each investment adviser of each Fund is registered as an investment adviser under the Investment Advisers Act of 1940 and in any state where registration is required.

(v) The Registration Statement and any materials relating to the Fund provided to GPC under Section 8 above do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(vi) All Sales Material will comply in all material respects with any applicable rules and regulations of the SEC and the NASD and any states having such rules and regulations and will be filed with the SEC or NASD or the relevant states to the extent so required by such rules and regulations.

(vii) The Fund Provider is registered as a broker and/or dealer with the SEC.

(viii) The foregoing representations and warranties will be true and correct at all times during the term of this Agreement (with references to the Registration Statement being deemed to refer to the Registration Statement in effect at the time such reference is made and to the then current prospectuses of the Fund).

(b) Each of GPC and PRG represents and covenants that

(i) GPC is duly registered as a broker-dealer with the SEC and duly licensed or registered in all jurisdictions to the extent required;

(iii) GPC or PRG shall deliver, or cause to be delivered, all shareholder materials (including prospectuses, shareholder reports and proxy statements) to its clients and customers (including participants) to the extent such materials are required to be delivered to such clients and customers by applicable law;

(iv) With respect to Plan transactions, GPC shall buy shares of the Funds only though the Fund Shareholder Agent or any other person designated by Fund Provider and not from any other sources, and to sell shares of the Funds only to Fund Shareholder Agent or other person designated by Fund Provider, and not to any other purchasers;

(v) GPC is a member of the NASD, and that termination of such membership shall be cause for termination as provided in Section 13 herein;

(vi) GPC and, as applicable, PRG shall comply with all applicable law and applicable rules, including those of the NASD, and shall specifically comply with the following:

(1) they shall not withhold placing Plan participants’ orders with respect to shares of any Fund so as to profit itself as a result of such withholding;

(2) they shall not purchase any shares of the Funds through Fund Shareholder Agent or any other person designated by Fund Provider other than for investment, except for the purpose of executing instructions from Plan participants;

(vii) GPC and PRG are not, for any purposes, employed or retained as or authorized to act as broker, agent, or employee of any Fund, Fund Provider, or Fund Shareholder Agent, and neither GPC nor PRG are authorized in any manner to act for any Fund, Fund Provider or Fund Shareholder Agent or to make any representations on behalf of Fund Shareholder Agent, except as provided in this Agreement. In purchasing and selling shared of any Fund under this Agreement, GPC shall be entitled to rely only upon matters stated in the current offering prospectus of the applicable Fund and upon such written representations, if any, as may be made by Fund Provider to GPC over the signature of Fund Provider.

(c) The Fund Provider will defend (subject to subsection (d) below) indemnify and hold harmless GPC and its affiliates, and their officers, directors and employees (each a “GPC Indemnitee”) against any losses, claims, damages (excluding consequential damages), liabilities and expenses (including reasonable costs of investigation and attorney’s fees (collectively, “Losses”)), to which a GPC Indemnitee may become subject to the extent that such Losses (or actions with respect thereto) arise out of or are based on breach of this agreement or the negligence of the Fund Provider, except and solely to the extent that any such Losses are caused, or contributed to by, the negligence or willful misconduct of or breach of this agreement by a GPC Indemnitee.

(d) In the event that a GPC Indemnitee seeks indemnification under this Section 10, GPC will, promptly after receipt of notice of the commencement of any action, suit or proceeding against a GPC Indemnitee, give written notice of the commencement of such action, suit or proceeding to the Fund Provider, but an omission so to notify the Fund Provider will not relieve the Fund Provider from any indemnification obligation it may otherwise have. In case such notice of any such action is so given, the Fund Provider will be entitled to participate at its own expense in the defense, or if it so elects, to assume the defense of such action, in which event such defense will be conducted by counsel (satisfactory to GPC) chosen by the Fund Provider; provided, however, that the Fund Provider will not have the right to assume the defense of any action in which the named parties (including any implied parties) include both the Fund Provider and GPC and in which counsel to either the Fund Provider or GPC has advised that there may be legal defense available to GPC which are different from or in addition to those available to the Fund Provider. If the Fund Provider does not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of different defenses, the Fund Provider will reimburse GPC for the reasonable fees and expenses of any counsel retained by GPC. Payment (other than the reimbursement of GPC's legal and other related fees and expense, which will be payable to GPC upon the Fund Provider's receipt of

GPC's bill related thereto) will be made upon any final determination of liability resulting from such claim or misstatement or omission by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such claim. In any action in which the Fund Provider has elected to assume the defense, GPC will bear the fees and expense of any additional counsel it retains, unless the Fund Provider or GPC has retained separate counsel because those are legal defense available to one of them which are different from or in addition to those available to the other, in which case the Fund Provider will bear the fees and expenses of GPC's counsel as well.

(e) GPC will defend (subject to subsection (f) below), indemnify and hold harmless the Fund Provider, the Fund Shareholder Agent and their affiliates and their respective officers, directors and employees (each a "Fund Provider Indemnitee") against any losses, claims, damages (excluding any consequential damages), liabilities and expenses (including reasonable attorney's fees) arising out of the breach of this agreement or the negligence of GPC or PRG, except and solely to the extent that any such losses are caused, or contributed to by, a Fund Provider Indemnitee's negligence or willful misconduct or breach of this agreement.

(f) In the event that either the Fund Provider or Fund Shareholder Agent seeks indemnification under this Section 10, the provisions of Section 10(d) above shall apply, but substituting the term "Fund Provider" for "GPC" and the term "GPC" for "Fund Provider" or “Fund Shareholder Agent”, as the case may be, whenever those terms appear in that Section.

11. Pricing Errors.

The Fund Provider will promptly notify GPC whenever an error is made in the pricing of shares of a Fund and will indemnify and hold harmless GPC and PRG (including their respective officers, directors and employees, and any person who is or may be deemed to be a controlling person of either GPC or PRG) against any and all losses, claims, damages, liabilities or out-of-pocket expenses (including, but not limited to (i) any losses suffered by the Employers, the Plans, TPAs or Participants, and (ii) any additional costs and expenses related to the price correction, such as research costs, expenses related to developing computer software specifically for the price correction, processing overtime and notices to customers) to which we may become subject insofar as any such loss, claim, damage, liability or expense arises out of, or is based on, any error made in the pricing of shares of a Fund. Payment will be made by the Fund Provider promptly upon receipt of a bill from GPC stating the costs of the price correction and the expenses related thereto. The indemnification provided under this Section 11 shall be separate from and in addition to any indemnification provided under Section 10.

12. Use of Names.

Except as otherwise expressly provided for in this Agreement, neither party will use the name or logo (or any variation thereof) or any trade name or service mark of the other party without such other party’s prior written consent, which consent may be unreasonably withheld.

13. Termination.

Either party may terminate this Agreement upon 90 days prior written notice to the other parties; provided that each Fund and the Fund Provider reserves the right to suspend sales or to withdraw the offering of shares of any Fund, in whole or in part, or to make a limited offering of shares of any Fund in the event that (i) a regulatory body commences formal proceedings against the Fund Provider or the Fund and the Fund Provider or the Fund believes that such proceedings will have a material adverse impact on the Fund Provider’s ability to perform its obligations under this Agreement, or (ii) in the judgment of the Fund’s management, the Fund’s declining to accept any additional instructions for the purchase or sale of shares of the Fund is warranted by market, economic or political conditions. Upon material breach by a party, this agreement may be terminated by the non-breaching party, if the breach is not cured within 30 days after notice from the non-breaching party. In the event this Agreement is terminated, the parties will be obligated to fulfill their responsibilities (including under Sections 3, 4, 5, 8 and 9) under the Agreement with respect to any shares of the Funds held under Plans for which PRG or a selected TPA referred to in Section 2(b)(ii) provides recordkeeping services as of the date of such termination, until and including the earlier of date that PRG or the selected TPA ceases to provide recordkeeping services for such Plan or two years after termination of this Agreement. Nothing herein is intended to require Fund Provider to continue to make shares of any Fund available after termination of this Agreement.

14. Non-Exclusivity.

Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

15. Confidentiality.

(a) Each party will treat confidentially, by not disclosing to unaffiliated persons, all information and documentation provided by the other party relating to any Plan (including the identity of the Plan and information regarding the Participants) except (i) to the Trustee of the Plan, any administrator of the Plan or any person as may be necessary in connection with the proper operation of this Agreement, (ii) in connection with an audit or regulatory examination, or (iii) as may otherwise be legally required.

(b) Each party will use information and data back-up procedures and information security so as to reasonably insure that the other party’s confidential and/or proprietary information and data is not lost, modified, altered, or disclosed to any other party nor accessed by any third party without the other party’s prior written approval, except as provided by the terms and conditions of this Agreement. Each party shall monitor, evaluate and adjust its information security systems and procedures in response to relevant changes in technology, and internal and external threats to information security and will maintain its information security program to conform with the applicable regulations promulgated pursuant to The Gramm-Leach-Bliley Act (15 U.S.C. 6801 and 6805).

16. Notices.

For purposes of this Agreement all communications to be sent to GPC or PRG will be sent to: 1201 Peachtree Street, 22nd Floor, Atlanta GA 30361 Attn: Alison Lontz. Unless otherwise specified, all communications to be sent to Fund Provider or Fund Shareholder Agent shall be sent to the addresses indicated below.

17. Amendment.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties.

18. Survival.

The provisions of Sections 10, 1112, 13, 15, 19 and 21 will survive termination of this Agreement.

19. Governing Law.

This Agreement shall be considered as executed and delivered in the State of New York and shall be governed by and construed in accordance with the laws of that state.

20. Entire Agreement.

This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, subject to the arrangements described in Section 2 herein, and supersedes all previous agreements, written or oral, with respect to such matters.

21. Arbitration.

If a dispute arises between the parties hereto with respect to this Agreement which the parties are unable to resolve themselves, it will be settled by arbitration in accordance with the then existing NASD Code of Arbitration Procedure (the “NASD Code”). The parties agree that, to the extent permitted by the NASD Code, the arbitrator(s) will be selected from the securities industry.

22. Status of Parties.

The parties understand and agree that GPC is acting as principal under this Agreement, and that neither GPC nor PRG is in any way responsible for the manner of the Fund Provider’s performance or for any of the Fund Provider’s acts or omissions in connection therewith. Nothing hereunder will cause either or both of GPC and PRG to constitute a syndicate, association, joint venture, partnership, unincorporated business, or other separate entity or to otherwise constitute partners in respect of or in combination with Fund Provider.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed in its corporate name by its duly authorized officer, as of the date set forth above.

The Princeton Retirement Group, Inc	Seligman Advisors, Inc

By:	By:

Print Name:	Print Name:	Charles W. Kadlec

Title:	Title:	President

Address for Notice (if applicable):

100 Park Avenue
New York, NY 10017
Contact Person: Paula Smith
Phone: 212-850-1485

GPC Securities, Inc	SELIGMAN DATA CORP.

By:	By:

Print Name:	Print Name:	Bruce Wrage

Title:	Title:	Senior Vice President

Address for Notice (if applicable):

100 Park Avenue
New York, NY 10017
Contact Person: President
Phone: 212-850-1864

J.&W. SELIGMAN & CO. INCORPORATED

By:
	Print Name:	Charles W. Kadlec
	Title:	Managing Director

ATTACHMENT A

ATTACHMENT A

List of Funds

Class A	Fund Name	Symbol	CUSIP
	Seligman Capital Fund.	SCFIX	816326102
	Seligman Common Stock Fund	SCSFX	816332308
	Seligman Growth Fund	SGRFX	816335103
	Seligman Frontier Fund	SLFRX	816334106
	Seligman Income & Growth Fund	SINFX	816338107
	Seligman Large-Cap Value Fund	SLVAX	816356109
	Seligman Smaller-Cap Value Fund	SSCVX	816356406
	Seligman Cash Management Fund	SCMXX	816329106
	Seligman LaSalle Monthly Div Real Estate Fund	SREAX	81633W104
	Seligman Communications & Info Fund	SLMCX	816333108
	Seligman Global Smaller Co. Fund	SHGAX	81633C207
	Seligman International Growth Fund	SHIFX	81633C108
	Seligman Global Technology Fund	SHGTX	81633C504
	Seligman Global Growth Fund	SHGOX	81633C884
	Seligman Emerging Markets Fund	SHEMX	81633C702
	Seligman Core Fixed Income Fund	SIVAX	81633Q107
	U.S. Government Securities Fund	SUSGX	816336101
	High-Yield Bond Fund	SHYBX	816336309
	Time Horizon 30 Fund	STHAX	816352108
	Time Horizon 20 Fund	SATWX	816352504
	Time Horizon 10 Fund	SANAX	816352819
	Harvester Fund	SATVX	816352850
	TargETFund Core	SHVAX	81634T845
	TargETFund 2015	STJAX	81634T704
	TargETFund 2025	STKAX	81634T100
	TargETFund 2035	STZAX	81634T712
	TargETFund 2045	STQAX	81634T779

Class B	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SLCBX	816326300
	Seligman Common Stock Fund	SBCSX	816332308
	Seligman Growth Fund	SGBTX	816335301
	Seligman Frontier Fund	SLFBX	816334304
	Seligman Income & Growth Fund	SIBBX	816338305
	Seligman Large-Cap Value Fund	SLVBX	816356208
	Seligman Smaller-Cap Value Fund	SSCBX	816356505
	Seligman Cash Management Fund	SCBXX	816329403
	Seligman LaSalle Monthly Div Real Estate Fund	SREBX	81633W203
	Seligman Communications & Info Fund	SLMBX	816333306

	Seligman Global Smaller Co. Fund	SHGBX	81633C850
	Seligman International Growth Fund	SHBIX	81633C835
	Seligman Global Technology Fund	SHTBX	81633C843
	Seligman Global Growth Fund	SHOBX	81633C868
	Seligman Emerging Markets Fund	SHEBX	81633C827
	Seligman Core Fixed Income Fund	SIVBX	81633Q206
	U.S. Government Securities Fund	SXGMX	816336705
	High-Yield Bond Fund	SBBHX	816336606
	Time Horizon 30 Fund	SBTHX	816352207
	Time Horizon 20 Fund	STWBX	816352603
	Time Horizon 10 Fund	SANBX	816352827
	Harvester Fund	STVBX	816352868

Class C	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SCLCX	816326409
	Seligman Common Stock Fund	SCKCX	816332407
	Seligman Growth Fund	SGRCX	816335400
	Seligman Frontier Fund	SLFCX	816334403
	Seligman Income & Growth Fund	SIMCX	816338404
	Seligman Large-Cap Value Fund	SVLCX	816356703
	Seligman Smaller-Cap Value Fund	SVMCX	816356802
	Seligman Cash Management Fund	SMCXX	816329502
	LaSalle Monthly Div Real Estate Fund	SRECX	81633W302
	Seligman Communications & Info Fund	SCICX	816333405
	Seligman Global Smaller Co. Fund	SHGCX	81633C744
	Seligman International Growth Fund	SITCX	81633C777
	Seligman Global Technology Fund	SHTCX	81633C736
	Seligman Global Growth Fund	SHOCX	81633C751
	Seligman Emerging Markets Fund	SHECX	81633C769
	Seligman Core Fixed Income Fund	SIVCX	81633Q305
	U.S. Government Securities Fund	SGVCX	816336887
	High-Yield Bond Fund	SHCCX	816336804
	Time Horizon 30 Fund	STHCX	816352306
	Time Horizon 20 Fund	STWCX	816352702
	Time Horizon 10 Fund	STNCX	816352835
	Harvester Fund	STVCX	816352876
	TargETFund Core	SHVCX	81634T829
	TargETFund 2015	STJCX	81634T886
	TargETFund 2025	STKCX	81634T308
	TargETFund 2035	STZCX	81634T688
	TargETFund 2045	STQCX	81634T753

Class D	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SLCDX	816326201
	Seligman Common Stock Fund	SCSDX	816332209
	Seligman Growth Fund	SGRDX	816335202
	Seligman Frontier Fund	SLFDX	816334205
	Seligman Income & Growth Fund	SINDX	816338206
	Seligman Large-Cap Value Fund	SLVDX	816356307
	Seligman Smaller-Cap Value Fund	SSVDX	816356604

	Seligman Cash Management Fund	SCDXX	816329304
	LaSalle Monthly Div Real Estate Fund	SREDX	81633W401
	Seligman Communications & Info Fund	SLMDX	816333207
	Seligman Global Smaller Co. Fund	SHGDX	81633C306
	Seligman International Growth Fund	SHIDX	81633C405
	Seligman Global Technology Fund	SHTDX	81633C603
	Seligman Global Growth Fund	SHODX	81633C876
	Seligman Emerging Markets Fund	SHEDX	81633C801
	Seligman Core Fixed Income Fund	SIVDX	81633Q404
	U.S. Government Securities Fund	SUSDX	816336507
	High-Yield Bond Fund	SHYDX	816336408
	Time Horizon 30 Fund	STHDX	816352405
	Time Horizon 20 Fund	STWDX	816352801
	Time Horizon 10 Fund	STNDX	816352843
	Harvester Fund	STVDX	816352884
	TargETFund Core	SHVDX	81634T811
	TargETFund 2015	STJDX	81634T878
	TargETFund 2025	STKDX	81634T407
	TargETFund 2035	STZDX	81634T670
	TargETFund 2045	STQDX	81634T746

Class R	Fund Name	Symbol	CUSIP
	Seligman Capital Fund	SCFRX	816326607
	Seligman Common Stock Fund	SCSRX	816332605
	Seligman Growth Fund	SGFRX	816335608
	Seligman Frontier Fund	SFFRX	816334601
	Seligman Income & Growth Fund	SIFRX	816338503
	Seligman Large-Cap Value Fund	SLVRX	816356851
	Seligman Smaller-Cap Value Fund	SSVRX	816356844
	Seligman Cash Management Fund	SMRXX	816329700
	LaSalle Monthly Div Real Estate Fund	SRERX	81633W500
	Seligman Communications & Info Fund	SCIRX	816333603
	Seligman Global Smaller Co. Fund	SGSRX	81633C652
	Seligman International Growth Fund	SIGRX	81633C637
	Seligman Global Technology Fund	SGTRX	81633C645
	Seligman Global Growth Fund	SGGRX	81633C660
	Seligman Emerging Markets Fund	SERRX	81633C678
	Seligman Core Fixed Income Fund	SIVRX	81633Q602
	U.S. Government Securities Fund	SGVRX	816336853
	High-Yield Bond Fund	SHYRX	816336861
	TargETFund Core	SHVRX	81634T787
	TargETFund 2015	STJRX	81634T852
	TargETFund 2025	STKRX	81634T605
	TargETFund 2035	STZRX	81634T654
	TargETFund 2045	STQRX	81634T720

ATTACHMENT B

Part I. Fund Description for the Voice Response System

•	The Fund Provider will provide to GPC, or a common service provider designated by GPC within ten (10) days of the end of each month, the Fund's average annual return for the 1, 5, and 10 year periods ending the current month on a Net Asset Value basis.

•	The Fund Provider will provide to GPC a description of the Fund and statement of objective in a mutually acceptable format suitable for use in GPC’s Voice Response System.

Part II. Proposal Information and Materials

The Fund Provider will provide to GPC the following information and materials on an as needed basis, as requested by GPC:

•	A supply of materials relating to the Funds (prospectuses, quarterly reports and other brochures) to include with proposal requests from prospects.

•	Specific investment performance information that may be requested in a “Request For Proposal” that cannot be obtained from the prospectus. This would include specific calculations on various performance parameters and will require an aggressive turnaround time (usually 5 business days).

A supply of one (1) page fund profiles (fact sheets) with current fund performance information, that the Fund Provider has had approved by the NASD for participant communications. This supply will be made available in sufficient quantities to a fulfillment center of GPC choosing, by the last business day of the month following every calendar quarter-end (March, June, September, and December).

ATTACHMENT C

FEE SCHEDULE

Part I. Section Intentionally Blank

Part II. The Fund Provider or the Fund Shareholder Agent (as noted below) shall pay to GPC for each Fund the fees as provided under Part III of this Attachment C based on the following fee elements:

1. Processing Fee (Payable by the Fund Shareholder Agent)

(i) Class “A” and “R” Class shares (excluding Funds of SeligmanHorizon ETF Portfolios, Inc.)

$16.00 annually per each position of each Fund in a Plan, which is comprised of front loaded share (class A or class R Shares).

(ii) Class “B”, Class “C” and “D” Class shares (excluding Funds of SeligmanHorizon ETF Portfolios, Inc.)

The processing fee will be $19.00 annually per each position of each Fund which is comprised of other than front loaded shares (class B or class D shares). Payment shall be made monthly based upon the number of participants of a Fund who hold shares of such Fund in a Plan for any part of the subject month.

(iii) TargETFunds of SeligmanHorizon ETF Portfolios, Inc.: Class “A”, Class “C” ,Class “D” and Class “R” shares

The processing fee will be an amount equal to the product of twenty-five basis points (0.25%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance Section 9 of this Fund Services Agreement.

2. Service Fee (Payable by the Fund Provider)

(i) Class “A”, Class “B”, Class “C” and Class “D” Shares (including Funds of SeligmanHorizon ETF Portfolios, Inc.)

An amount equal to the product of twenty basis points (0.20%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance with Section 9 of this Fund Services Agreement.

(ii) ) Class “R” Shares (including Funds of SeligmanHorizon ETF Portfolios, Inc.)

An amount equal to the product of ten basis points (0.10%) and the average daily amount invested by the Plans in each Fund. Payment shall be made monthly, calculated in accordance with Section 9 of this Fund Services Agreement.

3. Distribution Fee

An amount equal to the product of the appropriate Basis Point Factor set forth in the following table and the average daily amount invested by Plans that are eligible to purchase that class of shares in each Fund.

Share Class	Basis Point Factor
“D” shares	One-hundred basis points (1.00%)
“C” shares	One-hundred basis points (1.00%)
“B” shares	One-hundred basis points (1.00%)
“R” shares	Fifty basis points (0.50%)
“A” shares	Twenty-five basis points (0.25%)

The Distribution Fee for shares acquired by a Plan shall be an amount equal to the product of the Basis Point Factor applicable to the Share Class purchased by the Plan (Share Class eligibility for each Plan is determined in accordance with GPC’s established policies and procedures) and the average daily amount invested by such Plan in the Fund. Payment shall be made monthly, calculated in accordance with Section 9 of this Supplemental Fund Services Agreement.

Part III. The Fund Provider or Fund Shareholder Agent (as noted above) will pay to GPC a monthly (prorated where appropriate) fee as follows:

1. With respect to transactions and fund positions entered into on behalf of or held by Plans subject to the arrangements described in Section 2 (a) (PRG Recordkeeping

Arrangements) and Section 2(b) of this Fund Services Agreement (PRG Alliance Arrangements and TPA Alliance Arrangements), a prorata portion of the annual Processing Fee described in Part II (1) of this Attachment C and a prorata portion of the annual Service Fee described in Part II (2) of this Attachment C, and a prorata portion of the annual Distribution Fee described in Part II(3) of this Attachment C.

2. With respect to transactions and fund positions entered into on behalf of or held by Plans subject to the arrangements described in Section 2 (c) of this Fund Services Agreement (Investment Only Arrangements), a prorata portion of the annual Processing Fee described in Part II (1) for a single position and a prorata portion of the annual Service Fee described in Part II (2) of this Attachment C, and a prorata portion of the annual Distribution Fee described in Part II (3) of this Attachment C.

Part IV. Subject to the terms of this Agreement, the Fund Provider acknowledges that GPC intends to implement the following policies and procedures relating to the Funds:

1.	Initial Sales Charge shall be waived.

2.	Contingent Deferred Sales Charge shall be waived.

3.	Prospectus based Redemption Fees shall be waived.

4.	Exchange Fees shall be waived.

5.	Share class eligibility and truncation shall be determined on a “plan level” basis.

ATTACHMENT D

Mutual fund redemption fees assessment process:

•	First In/First Out accounting method.

•	Assesses redemptions on participant initiated transfers and exchanges only.

•	PRG awaits formal notification from fund families to begin assessment of redemption fees.

•	Redemption fees are assessed according to the fund company/cusip level requirements related to aging criteria and fee percentage.

•	Separate redemption fee sale transaction processed.

•	Proceeds from redemption fee sale transactions are accumulated throughout calendar month.

•	Accumulated redemption fees are remitted to fund company post close of calendar month – typically within 5 business days. Remittance is sent with supporting detailed plan/fund account/cusip level information.

Changes:

Notwithstanding any provision of this Attachment or the Agreement to the contrary, GPC reserves the right, in its sole discretion, to modify and enhance the system capability described in this Attachment. Any such modification or enhancement will only become effective following reasonable notice of the change to Fund Provider.

ATTACHMENT E

Participant Trade Activity Limitation Capability

PRG currently has a limited manual capability to implement limitations on trading activity by plan participants.